24.1 - Power of  Attorney  executed  by Lilyan H.  Affinito  on February 6,
          2001; which is substantially the same as Powers of Attorney made by Robert B. Catell on February 12, 2001; Andrea S. Christensen on February 29, 2001; Howard R. Curd on February 27, 2001; Richard N. Daniel on February 29, 2001; Donald H. Elliott on February 11, 2001, Alan H. Fishman January 29, 2001, Vicki L. Fuller on February 16, 2001; J. Atwood Ives on January 30, 2001; James R. Jones on February 1, 2001; James L. Larocca on January 30, 2001; Craig G. Matthews on March 1, 2001; Stephen W. McKessy on January 31, 2001; Edward D. Miller on February 8, 2001 and James Q. Riordan February 1, 2001.


                               KEYSPAN CORPORATION

                                POWER OF ATTORNEY

     WHEREAS, KeySpan Corporation, a New York corporation (the "Company"), intends to file with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, an Annual Report on Form 10-K as prescribed by said Commission pursuant to said Act and the rules and regulations promulgated thereunder.

     NOW, THEREFORE, in my capacity either as a director or officer, or both as the case may be, of the Company, I do hereby appoint GERALD LUTERMAN, RICHARD A. RAPP, JR. and MICHAEL J. TAUNTON, and each of them severally, as my attorneys-in-fact with power to execute in my name and place, and in my capacity as a director, officer, or both, as the case may be, of KeySpan Corporation, said Report, any amendment to said Report and any other documents required in connection therewith, and to file the same with the Securities and Exchange Commission.

     IN WITNESS WHEREOF, I have executed this power of attorney this 6th day of February, 2001.



                                                     /s/Lilyan H. Affinito
                                                     Lilyan H. Affinito